Exhibit 99.1

TransEnterix Acquires Assets, Intellectual Property and Retains R&D Team from MST Medical Surgery Technologies

September 23, 2018 at 6:00 PM EDT

•	Adds advanced surgical image analytics technology capabilities to Senhance digital laparoscopy platform

•	Establishes Israel-based R&D Center

RESEARCH TRIANGLE PARK, N.C. – (BUSINESS WIRE) – TransEnterix, Inc. (NYSE American: TRXC), a medical device company that is digitizing the interface between surgeons and patients to improve minimally invasive surgery, today announced that it has acquired substantially all of the assets of MST Medical Surgery Technologies Ltd. (“MST”), an Israel medical technology company, in a cash and stock transaction with a total consideration, further described below. MST is a leader in the field of surgical technology, having developed a software-based image analytics platform powered by advanced visualization, scene recognition, artificial intelligence, machine learning and data analytics.

“Adding innovative, novel technological capabilities to Senhance is a critical part of our long-term strategy as we work towards digitizing the interface between the surgeon and the patient,” said Todd M. Pope, President and CEO of TransEnterix. “The addition of the MST technology to our Senhance platform will increase the effectiveness of surgeons, making procedures quicker and less error-prone, leading to better outcomes for the patient.”

“We are very excited to be partnering with TransEnterix, one of the leaders in surgical robotics who is pioneering the industry with their Senhance platform,” said Motti Frimer, CEO of MST. “The Senhance is a fantastic product with incredible potential, and we have a shared vision with TransEnterix of providing digital laparoscopy to better equip surgeons with innovative technologies that enhance their abilities, providing better quality, more consistent outcomes.”

Strategic Rationale

The addition of MST’s technology, IP portfolio, and R&D team supports and accelerates TransEnterix’s vision to leverage its Senhance Surgical System to deliver digital laparoscopy, thereby increasing control in the surgical environment and reducing surgical variability.

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Innovative Surgical Technology Portfolio: MST’s technology and software engine will help accelerate Senhance platform innovation to meaningfully advance the benefits of digital laparoscopy to patients, surgeons and operating rooms globally. Key components of MST’s technology include advanced visualization, scene recognition, artificial intelligence, machine learning and data analytics.

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Established R&D Center: Provides immediate access to an established R&D center in Israel, with a core team of experienced engineers. In addition, the R&D center allows the Company to tap into talent from one of the world’s top technology hubs.

Transaction Structure

TransEnterix acquired from MST substantially all of its assets, which includes technology and intellectual property, and will transfer MST’s Israeli-based R&D team to a newly formed subsidiary, TransEnterix Israel, Ltd.

The transaction will be financed with a combination of cash and stock, delivered in two separate tranches. At the closing of the transaction, MST will receive approximately $5.8 million in cash and 3,150,000 shares of TransEnterix common stock. The second tranche of $6.6 million, payable in cash or stock, is to be paid within one year of closing. The timing and form of payment of the second tranche is at TransEnterix’s sole discretion.

Conference Call

TransEnterix, Inc. will host a conference call tomorrow, Monday, September 24, 2018 at 8:00 AM ET to discuss this acquisition. To listen to the conference call on your telephone, please dial (844) 804-5261 for domestic callers or (612) 979-9885 for international callers, and reference the “Acquisition of Medical Surgical Technologies Ltd” conference call, approximately ten minutes prior to the start time. To access the live audio webcast with presentation slides or archived recording, use the following link http://ir.transenterix.com/events.cfm. The presentation materials for the conference call will be available for download at 7:00 AM ET at http://ir.transenterix.com/events.cfm. The replay will be available on TransEnterix’s website for approximately 90 days after the conference call.

About TransEnterix

TransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today’s value-based healthcare environment. The Company is focused on the commercialization of the Senhance™ Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU and select other countries. For more information, visit www.transenterix.com.

Forward Looking Statements

This press release includes statements relating to the acquisition of the assets and R&D team of MST and the anticipated uses of such assets by TransEnterix in the future, including related to the Senhance Surgical System. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform

Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether the reported transaction with MST is successfully consummated, our ability to use the acquired assets as intended, and our commercial success related to such assets. For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K filed on March 8, 2018 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TransEnterix, Inc.

Investor Contact:

Mark Klausner, 443-213-0501

transenterix@westwicke.com

or

Media Contact:

Joanna Rice, 951-751-1858

joanna@greymattermarketing.com

Source: TransEnterix, Inc.